 Exhibit 10(b)(2)

CHANGE-IN-CONTROL AGREEMENT
Tier 3

 Dated September 16, 2008

PERSONAL AND CONFIDENTIAL

«First_Name» «Last_Name»
«Job_Title»
«Company»

Dear «First_Name»:

Comtech Telecommunications Corp. (the “Company”) considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel.  Our Board of Directors (the “Board”) recognizes that the possibility of a change in ownership or control of the Company may result in the departure or distraction of key personnel to the detriment of the Company and our stockholders.  Therefore, the Board has determined to enter into this agreement with you (i) to encourage and reinforce your attention and dedication to your assigned duties without distraction in the face of the disruptive circumstances that can arise from a possible change in control of the Company, (ii) to enhance our ability to retain you in those circumstances, and (iii) to provide you with fair and reasonable protection from the risks of a change in ownership and control so that you will be in a position to help the Company complete a transaction that would be beneficial to stockholders.  This Agreement amends and restates the Change-in-Control Agreement between the Company and you dated September 18, 2007, which is superseded in its entirety by the terms of this Agreement.

You and the Company agree as follows:

1.         Term of Agreement and Protected Period.

(a)               Term of Agreement. The period during which this Agreement shall be in effect (the “Term”) shall be the period August 1, 2008 through the close of business on July 31, 2010; provided, however, that the Term shall be automatically renewed for successive one-year periods unless either party hereto gives written notice of non-renewal to the other party at least sixty (60) days prior to the expiration of the then current Term; and provided further, that if a Change in Control has occurred prior to expiration of the then current Term, the Term shall continue until the date that is twenty-four (24) months after such occurrence of a Change in Control.  The foregoing notwithstanding, if you remain employed with the Company at the end of the Protected Period (as defined below), the Company's obligations under Section 3(g) (and related provisions) will continue during the defined "Extended Severance Period" after the end of the Protected Period.

(b)               Protected Period. The “Protected Period” is the period from the time of occurrence of a Change in Control until the date that is twenty-four (24) months after the occurrence of the Change in Control.  Notwithstanding the preceding sentence, the introductory text to Section 3 provides that certain events occurring before a Change in Control shall be deemed to have occurred during the Protected Period.

2.         Change in Control.

“Change in Control” shall mean the occurrence during the Term of a Change in Control as defined in Section 14.2 of the 2000 Stock Incentive Plan, as such Plan may be amended from time to time.

3.         Termination and Resulting Compensation.

The Agreement provides no compensation or benefits in connection with Terminations which occur prior to a Change in Control, except that, if you are Terminated within 90 days prior to a Change in Control by the Company without Cause at the direction of a Person who has entered into an agreement with the Company the consummation of which will constitute a Change in Control, or if you Terminate with Good Reason within 90 days prior to a Change in Control (treating the entry by such a Person into such an agreement as a Change in Control in applying the definition of Good Reason) if the circumstance or event which constitutes Good Reason occurs at the direction of such Person, then your Termination shall be deemed to have been during the Protected Period and following a Change in Control and shall qualify for the compensation specified in Section 3(b); with payments thereunder to occur on the business day following the 52d day after the Change in Control (subject to the legal effectiveness of your release), except that, if a payment is deemed to be a deferral of compensation for purposes of Section 409A of the Internal Revenue Code (the "Code") and the Change in Control did not constitute a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation § 1.409A-3(i)(5), then settlement shall occur at the date six months after your Date of Termination.

(a)               Termination by the Company for Cause, by You Without Good Reason, or by Reason of Death, and Failure to Perform Duties Due to Disability. If during the Protected Period you are Terminated by the Company for Cause, you voluntarily Terminate without Good Reason, Termination occurs due to your death, or Termination results from your failure to perform your duties with the Company due to a disability, the Company will have no obligation to pay any compensation or benefits to you under this Agreement.

(b)              Terminations Triggering Severance Compensation. In lieu of any other severance compensation to which you may otherwise be entitled under any plan, program, policy or arrangement of the Company or any subsidiary, entitlement to which you hereby expressly waive, the Company will pay you the payments described in this Section 3(b) (the “Severance Payments”) upon Termination during the Protected Period and during the Term, unless such termination is (A) by the Company for Cause, (B) by reason of death,  (C) due to your failure to perform your duties with the Company due to disability (for which you qualify for disability benefits), or (D) by you without Good Reason.  The compensation provided under this Section 3(b) is as follows:

(i)  The Company will pay you a lump sum severance payment, in cash, equal to 1.5 times your Annual Compensation.  For this purpose, your "Annual Compensation" will be the sum of (A) plus (B), where (A) is the greater of your annual base salary in effect immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based or your annual base salary in effect immediately prior to the Change in Control, and (B) is the amount equal to your average annual incentive award (i.e., bonus) actually paid or payable for performance in the three fiscal years preceding the year of your Termination; provided that, if you were not employed by the Company or a then wholly owned subsidiary of the Company for the full three-fiscal-year period, your average annual incentive will be the annual average of the sum of the amounts of your annual incentive award paid for performance in the fiscal year or fiscal years during such period as to which you were employed during the full fiscal year plus the annualized annual incentive paid in any partial year in such period in which you were employed; and provided further, that for this purpose only annual incentive amounts paid for service to the Company or to a subsidiary that was at the time of such service wholly owned (directly or indirectly) by the Company shall be considered.

(ii)  Other provisions of any plan or annual incentive award authorization notwithstanding, with respect to your annual incentive award for the fiscal year in progress at your Date of Termination and your annual incentive award for any previously completed year for which your final annual incentive award has not yet been determined by the Board committee or other authorized decision maker with authority to make such determination (the "Committee"):

(A)
If and to the extent that the level of your earning of any such award is based on one or more pre-set performance goals, any such award shall be deemed vested as of the Date of Termination based on the level of actual achievement of your applicable performance goal through the earlier of the end of the performance period or the Date of Termination.  For this purpose, the level of actual achievement of your performance goal through the applicable date shall be determined in good faith by the Committee and without the exercise of negative discretion, and any requirement that this determination be based on audited financial results shall not apply.

(B)
If and to the extent that the level of your earning of any such award is not based on pre-set performance goals (i.e., is discretionary), any such award shall be deemed vested as of the date of Termination and shall be deemed earned at a level consistent with the level of annual incentives (as a percentage of base salary) of other executives of comparable rank whose annual incentives are based on pre-set performance goals, provided that the annual incentive shall in no event be less than a pro rata amount of your average prior years' annual incentive amount determined under Section 3(b)(i)(B) above (with prorationing based on the portion of the applicable fiscal year during which you were employed).  These determinations shall be made in good faith by the Committee and without the exercise of negative discretion, as provided above.

(C)
No amount of such award will be payable based on performance after the Date of Termination under this Section 3(b)(ii).  If you are entitled to all or any portion of the annual incentive under any other plan or authorization, the amount payable hereunder will not be paid to the extent it would duplicate such payment of the annual incentive.  The provisions regarding the timing of payment under Section 3(d) take precedence over any other payment timing rule applicable to any such annual incentive.

(D)	In connection with this award, you will not be required to execute the Acknowledgement customarily required as a condition of payment of annual incentive awards.

For purposes of this Section 3(b)(ii), if no annual incentive award opportunity has been established for you for the fiscal year in progress at your Date of Termination, your annual incentive award opportunity for that year will be deemed to be identical to the annual incentive award opportunity that was established for the preceding year.

(iii) Your stock options and other equity awards shall be governed by the terms of the applicable plans and award agreements.

(c)           Gross-Up If Excise Tax Would Apply.   In the event you become entitled to any amounts or benefits payable in connection with a Change in Control (whether or not such amounts are payable pursuant to this Agreement) (the “Change in Control Payments”), if any of such Change in Control Payments are subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar federal, state or local tax that may hereafter be imposed), the Company shall pay to you at the time specified in Section 3(c)(iii) hereof an additional amount (the “Gross-Up Payment”) such that the net amount retained by you, after deduction of any Excise Tax on the Total Payments (as hereinafter defined) and any federal, state and local income tax and Excise Tax upon the payment provided for by Section 3(c)(i), shall be equal to the Total Payments.

(i)	For purposes of determining whether any of the Change in Control Payments will be subject to the Excise Tax and the amount of such Excise Tax:

(A)
Any other payments or benefits received or to be received by you in connection with a Change in Control or your termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (which, together with the Change in Control Payments, constitute the “Total Payments”) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of a nationally-recognized tax counsel selected by the Company such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

(B)
The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (x) the total amount of the Total Payments and (y) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying Section 3(c)(i)(A) hereof); and

(C)	The value of any non-cash benefits or any deferred payments or benefit shall be determined by a nationally-recognized accounting firm selected by the Company in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(ii)
For purposes of determining the amount of the Gross-Up Payment, you will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of the Change in Control, you will repay to the Company within ten days after the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax and/or federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the Change in Control (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within ten days after the time that the amount of such excess is finally determined.

(iii)
The Gross-Up Payment provided for in this Section 3(c) shall be made at the same time as the Change in Control Payments are made; provided, however, that if the amount of such Gross-Up Payment cannot be finally determined at the same time as the Change in Control Payments are made, the Company shall pay to you at the time the Change in Control Payments are made an estimate, as determined in good faith by the Company, of the minimum amount of such Gross-Up Payment and shall pay the remainder of such Gross-Up Payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) at the time provided in Section 3(c)(ii) above.  In any event, any Gross-Up Payment shall be made under this Section 3(c) not later than the last day of your taxable year next following the taxable year in which you are required to remit the Excise Tax.  Anything in this Section 3(c) to the contrary notwithstanding, any Gross-Up Payment to be made hereunder shall be subject to such delay in payment as may apply under Section 3(d) of this Agreement in the event that such payment is made in connection with your Termination of Employment and is deemed to be a deferral of compensation subject to Section 409A of the Code.  Your right to payments under this Section 3(c) shall be treated as a right to a series of separate payments under Treasury Regulation § 1.409A-2(b)(2)(iii).  In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall be repayable on the terms set forth in Section 3(c)(ii).  Other provisions of this Section 3(c) notwithstanding, nothing in this Section 3(c) is intended to violate the Sarbanes-Oxley Act of 2002, and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to Executive and the repayment obligation null and void.

(iv)
All determinations under this Section 3(c) shall be made at the expense of the Company by a nationally recognized public accounting firm selected by the Company, and such determination shall be binding upon you and the Company.

(d)               Time of Payment. The Company’s obligation to make the payments provided for in Section 3(b)(i) and (ii) (and any related payment under Section 3(c)) shall be subject to your execution of a release, in the form attached as Exhibit A, which you have not revoked, such actions to be completed by the end of any applicable revocation period.  If and only if such release has become legally effective, on the business day immediately following the 52d day after your Date of Termination, the Company shall pay the amount specified in Section 3(b)(i) and (ii) in a lump sum.  For purposes of compliance with Section 409A of the Internal Revenue Code, the payments under Section 3(b)(i) and (ii) (and any related payment under Section 3(c)) shall each be deemed to be separate payments, and it is intended that the payment under Section 3(b)(i) and (ii) (and any related payment under Section 3(c)) in each case shall be deemed first to be a short-term deferral under Treasury Regulation § 1.409A-1(b)(4), and the payment under Section 3(b)(i) (and any related payment under Section 3(c)) then shall be deemed to be separation pay excluded from being a deferral of compensation to the extent provided under Treasury Regulation § 1.409A-1(b)(9)(iii).  If, however, (i) for any reason all or any portion of the payment under Section 3(b)(i) or the payment under Section 3(b)(ii), or any payment under Section 3(c), is deemed to be a non-excluded deferral of compensation under Treasury Regulation § 1.409A-1(b) payable based upon your Termination, and (ii) any of the Company’s stock is publicly traded on an established securities market or otherwise, and (iii) at the Date of Termination you are a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), then the affected portion of such payment shall be made on the first business day that is on or after the date that is six months after the date of your separation from service.  Likewise, if any other payment or benefit under this Agreement would be subject to a tax penalty under Code Section 409A, such payment or benefit will be payable to you only at the date specified in the preceding sentence if such delay would avoid such tax penalty to you.  You shall not be entitled to exercise any influence on the time of any payment payable hereunder, including in any case in which the permitted payment period would include portions of two different tax years.

(e)               Notice. During the Protected Period, any purported termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto.

(f)               Certain Definitions. Except as otherwise indicated in this Agreement, all definitions in this Section 3(f) shall be applicable during the Protected Period only.

(i)
Cause. “Cause” for Termination by the Company of your employment, during the Protected Period, shall mean (A) willful misconduct, dishonesty, misappropriation, breach of fiduciary duty or fraud by you with regard to the Company or any of its assets or businesses; (B) your conviction or your pleading of nolo contendere with regard to any felony or crime (for the purpose hereof, traffic violations and misdemeanors shall not be deemed to be a crime); or (C) any material breach by you of the provisions of this Agreement which is not cured within 30 days after written notice to you of such breach from the Board of Directors of the Company.

(ii)
Date of Termination. “Date of Termination” shall mean the date specified in the Notice of Termination which, in the case of a Termination by the Company (other than a Termination for Cause), shall not be less than 30 days from the date such Notice of Termination is given and, in the case of a Termination by you, shall not be less than 30 nor more than 60 days from the date such Notice of Termination is given (except as otherwise provided in Section 3(f)(iv)).

(iii)
Good Reason. “Good Reason” for Termination of your employment will mean the occurrence, without your written consent, of any one of the following, provided that, except as provided in Section 3(f)(iv), you have given Notice of Termination to the Company within 90 days after the initial existence of the condition giving rise to your asserted Good Reason, and the Company has failed to fully correct the Good Reason by your Date of Termination (which must be at least 30 days after the Notice is given, except as provided in Section 3(f)(iv)) specified in the Notice of Termination (such correction by the Company having the effect of canceling such Notice and the resulting Termination), and your separation from service occurs within one year after the initial existence of circumstances constituting Good Reason:

(A)            Except as limited under Section 3(f)(iv), the assignment to you of any duties inconsistent in any material adverse respect with your position, authority or responsibilities immediately prior to the occurrence of the Change in Control or any other material adverse change in such position, including authority or responsibilities;

(B)           A material reduction by the Company in either (i) your annual base salary in effect immediately prior to the Change in Control and as such base salary thereafter may have been increased, (ii) your annual incentive (i.e., bonus, as specified below), or (iii) your annual equity award (as specified below).  For this purpose, a reduction of $10,000 in amount or value, on an annualized basis, of your base salary or annual equity award value, or of these two elements in the aggregate, will be deemed "material" (other changes may be material in the particular circumstances).  A material reduction in your annual incentive will have occurred if the amount actually paid to you for any year all or part of which is in the Protected Period (including the year in which the Change in Control occurs) is reduced to a level less than 80% of your annual incentive actually paid for performance in the latest full fiscal year before the Change in Control.  A material reduction in your annual equity award will be based on the extent to which the aggregate grant date value of equity awards in a given fiscal year during the Protected Period is reduced from the grant date value of the latest annual equity award grant to you from the Company before the Change in Control (this grant may have occurred in the same fiscal year as the Change in Control).    Annual equity award shall be deemed to have a value determined in a manner consistent with the Company's (or then parent company's) internal valuation method for such awards used at the time of grant.  It shall not constitute a material reduction in the annual equity grant for the Company to change the form of such award to either equity of the surviving parent corporation or cash, provided the value thereof is not materially reduced; or

(C)            The relocation of the principal place of your employment to a location more than fifty (50) miles from the location of such place of employment on the date of this Agreement; except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations prior to the Change in Control.

(iv)
Limitation on Good Reason.  If an event occurs that otherwise would constitute Good Reason under Section 3(f)(iii)(A) (material adverse change in your position or duties), such event shall not constitute Good Reason during the one-year period immediately following the Change in Control, provided that during such one-year period both of the following conditions (the "Good Reason Delay") continue to be met:

(A)
After the  Change in Control, Fred Kornberg continues to serve as the most senior executive officer of either the Company, a parent company of the Company, or a business unit or subsidiary of the surviving corporation that (in the case of any of these) has oversight over substantially all of the business operations that were businesses of the Company immediately prior to the Change in Control, with Mr. Kornberg actually performing substantially all of the customary duties of the most senior executive officer in such position (the "Continuing Senior Officer");

(B)
Your change in position or duties that otherwise would constitute Good Reason under Section 3(f)(iii)(A) results from your assignment to an executive-level position, with an executive title, and  with full-time substantive duties and responsibilities of a nature similar to your prior duties and responsibilities, and with such position, title and duties and responsibilities of equal or higher rank than your position, title and duties and responsibilities before the Change in Control, and with you either reporting to Mr. Kornberg in his capacity as Continuing Senior Officer or reporting to the officer to whom you were reporting at the time of the Change in Control which officer himself or herself reports to Mr. Kornberg in his capacity as Continuing Senior Officer.

In the event of a Good Reason Delay, Good Reason will arise, if not previously cured, at the date one year after the Change in Control or earlier at any time at which the condition specified in Section 3(f)(iii)(A) continues and either of the conditions specified in Section 3(f)(iv)(A) or (B) cease to be met, in which case you must give the Company notice not later than 90 days thereafter that Good Reason has arisen (or an announced event will occur that will trigger such Good Reason) which has terminated (or will terminate) the Good Reason Delay and, if the Company has not cured the Good Reason within 30 days after receipt of such notice (or cancelled an event yet to occur if notice precedes such event by at least 30 days, effectively preventing or curing the Good Reason), then, at the end of such cure period (or if later at the time of occurrence of the event triggering Good Reason), Good Reason shall exist.  In this case, your separate Notice of Termination (if you elect to Terminate for Good Reason) may be given up to one year after the Good Reason arose (but not later than the 30 days before the end of the Protected Period), with such Notice of Termination to specify a Date of Termination not earlier than 30 days after the date of Notice (subject to the timing rule set out below in the case of Mr. Kornberg's death).  The period for notice that Good Reason has (or will) occur (i.e., that the Good Reason Delay has ended or will end) may overlap with the period between your Notice of Termination and the specified Date of Termination, so long as in all cases the Company has at least 30 days to cure Good Reason.  In addition, Termination for Good Reason may occur during the Good Reason Delay period if Good Reason separately arises under Section 3(f)(iii)(B) and/or (C) (subject to all of the applicable conditions of Section 3(f)(iii)).  Termination for Good Reason in any case in which the Good Reason Delay applied must occur during the Protected Period. If Mr. Kornberg ceases to be the Continuing Senior Officer due to his death, the Notice of Termination must specify a Date of Termination no earlier than the earlier of the first anniversary of the Change in Control or the date at least six months after Mr. Kornberg's death.

(v)
Notice of Termination. “Notice of Termination” shall mean notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(vi)
Termination.  “Termination” means an event by which your employment relationship with the Company and all subsidiaries has ended, provided that, with respect to any payment hereunder which is deemed to be a non-excluded deferral of compensation under Treasury Regulation § 1.409A-1(b), a Termination will occur at the time at which you have had a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h).

(g)           Severance Following the Protected Period.  If you remain employed by the Company (which includes any affiliate of the Company) after the Protected Period (and have not given Notice of Termination under Section 3(f)(iv) based on Mr. Kornberg's death), in the event that during the "Extended Severance Period" (as defined below)following the Protected Period your employment is Terminated by the Company not for Cause or Terminated by you for Modified Good Reason (as defined in this Section 3(g)), you will be entitled to the payments and benefits under Section 3(b) except that severance under Section 3(b)(i) will be equal to 1.0 times Annual Compensation.   For purposes of this Section 3(g), the "Extended Severance Period" means the period from the end of the Protected Period until the close of business on the first anniversary of the end of the Protected Period, provided that the Extended Severance Period will be automatically renewed for successive one-year periods unless either party hereto gives written notice of non-renewal to the other party at least ninety (90) days prior to the expiration of the then current Extended Severance Period.  For purposes of this Section 3(g), "Modified Good Reason" shall mean the occurrence, without your written consent, of either (A) the assignment to you of any duties inconsistent in any material adverse respect with your position, authority or responsibilities 60 days before the end of the Protected Period or any other material adverse change in such position, including authority or responsibilities; (B) the event specified in Section 3(f)(iii)(B); or (C) the event specified in Section 3(f)(iii)(C); provided that, in each case, you have given Notice of Termination to the Company within 90 days after the initial existence of the condition giving rise to your asserted Modified Good Reason, and the Company has failed to fully correct the Modified Good Reason by your Date of Termination (which must be at least 30 days after the Notice is given) specified in the Notice of Termination (such correction by the Company having the effect of canceling such Notice and the resulting Termination), and your separation from service occurs within one year after the initial existence of circumstances constituting Modified Good Reason.  Other provisions of this Agreement applicable to Section 3(b) (for example, Section 3(d)) shall apply to the payments and benefits under this Section 3(g) as well.  If you remain employed as specified in this Section 3(g), the obligations of the Company under this Agreement shall continue for the applicable Extended Severance Period after the end of the Protected Period, without regard to provisions specifying the end of the Term.

4. Mitigation.

You will not be required to mitigate the amount of payments provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of payments provided for under this Agreement be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise.

5.               Covenants for Protection of Company’s Business. In consideration for the payments and benefits provided by the Company under this Agreement, by your execution of this agreement you agree as follows:

(i)
You agree that you will not (except on behalf of the Company) during your employment with the Company and during the period of 12 months thereafter (the "Restrictive Period") employ or retain, solicit the employment or retention of, or knowingly cause or encourage any entity to retain or solicit the employment or retention of, any person who is an employee of the Company or was an employee of the Company at any time during the period commencing 12 months prior to the termination of your employment with the Company.  After your Termination of Employment: (A) You will refrain from disparaging, whether orally, in writing or in other media, the Company, its affiliates, the officers, directors and employees of each of them, and the products and services of each of them, and (B) the Company will not disparage you or otherwise comment upon your employment performance other than as may be required by law or as requested by you.

(ii)
You will not at any time, directly or indirectly, without the Company's prior written consent, disclose to any third party or use (except as authorized in the regular course of the Company's business or in your performance of your responsibilities for the Company) any confidential, proprietary or trade secret information that was either acquired by you during your employment with the Company or thereafter, including, without limitation, sales and marketing information, information relating to existing or prospective customers and markets, business opportunities, and financial, technical and other data (collectively, the "Confidential Information").  After termination of your employment with the Company for any reason and upon the written request of the Company, you shall promptly return to the Company all originals and/or copies of written or recorded material (regardless of the medium) containing or reflecting any Confidential Information and shall promptly confirm in writing to the Company that such action has been taken.  Notwithstanding the foregoing, the following shall not constitute Confidential Information:  (A) Information that is already in the public domain at the time of its disclosure to you; (B) Information that, after its disclosure to you, becomes part of the public domain by publication or otherwise other than through your act; and (C) Information that you received from a third party having the right to make such disclosure without restriction on disclosure or use thereof.

 6.  Prior Acknowledgment.  In connection with a Termination which entitles you to compensation pursuant to Section 3(b), your agreement not to voluntarily terminate your employment with the Company or any of its affiliates, which is set forth in any Acknowledgement previously executed by you as a condition of payment of an annual incentive award, shall terminate, shall no longer be a condition of your right to retain such annual incentive award, and shall be of no further force or effect.

7.  Miscellaneous.

(a)              Successors.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

 (b)              Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of your death, all amounts otherwise payable to you hereunder shall, unless otherwise provided herein, be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

(c)              Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (i) personally delivered or (ii) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement; provided that all notice to the Company shall be directed to the attention of the Board with a copy to the Chief Executive Officer of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(d)              Modifications. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

(e)              Governing Law. THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES.

(f)              Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

(g)              Surviving Obligations. The obligations of the Company and your obligations under this Agreement shall survive the expiration of this Agreement to the extent necessary to give effect to this Agreement.

(h)              Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(i)              Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(j)              Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and during the Term supersedes the provisions of all prior agreements (including any prior Change in Control Agreement between the parties), promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereof with respect to the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Notwithstanding anything to the contrary in this Agreement, the procedural provisions of this Agreement shall apply to all benefits payable as a result of a Change in Control (or other change in control) under any employee benefit plan, agreement, program, policy or arrangement of the Company.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

COMTECH TELECOMMUNICATIONS CORP.

By:
[Name]
[Title]

Agreed to this __ day of _________, 2008.

____________________________
«First_Name» «Last_Name»

Exhibit A

General Release

For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, I, for myself and my successors, assigns, heirs and representatives (each, a "Releasing Party"), hereby release and forever discharge Comtech Telecommunications Corp.  (the "Company"), its stockholders, officers, directors, employees, agents and attorneys, and their respective successors, assigns, heirs and representatives (each, a "Released Party"), individually and collectively, from any and all claims, demands, causes of action, liabilities or obligations, known or unknown, pending or not pending, liquidated or not liquidated, of every kind and nature whatsoever (collectively, the "Released Claims") which the Releasing Party has, has had or may have against any one or more of the Released Parties arising out of, based upon or in any way, directly or indirectly, related to the Company's business, my employment with the Company or the termination of such employment; provided, however, that this General Release shall have no effect whatsoever upon: (a)  the Company's obligations, if any, to pay severance compensation pursuant to the Change in Control Agreement between the undersigned and the Company, dated September 16, 2008 (the “CIC Agreement”) or the rights of the undersigned to enforce such obligations; (b) any and all obligations of the Released Parties to defend, indemnify, hold harmless or reimburse the undersigned under the Indemnification Agreement between the Company and the undersigned, and/or under applicable law and/or under the respective charters and by-laws of the Released Parties, and/or pursuant to insurance policies, if any, for acts or omissions in the undersigned’s capacity as a director, officer and/or employee thereof; and (c) any and all rights the undersigned may have to vested or accrued benefits or entitlements under and in accordance with any applicable plan, agreement, program, award, policy or arrangement of a Released Party..

The Released Claims include, without limitation, (a) all claims arising out of or relating to breach of contract, the Fair Labor Standards Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the National Labor Relations Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act and/or any other federal, state or local statute, law, ordinance, regulation or order as the same may be amended or supplemented from time to time, (b) all claims for back pay, lost benefits, reinstatement, liquidated damages, punitive damages, and damages on account of any alleged personal, physical or emotional injury, and (c) all claims for attorneys' fees and costs.

I agree that I am voluntarily executing this General Release.  I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the Age Discrimination in Employment Act of 1967 and that the consideration given for the waiver and release is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the Age Discrimination in Employment Act of 1967, that:  (a) my waiver and release specified herein does not apply to any rights or claims that may arise after the date I sign this General Release or my rights with respect to severance compensation, if any, payable to me pursuant to the CIC Agreement; (b) I have the right to consult with an attorney prior to signing this General Release; (c) I have twenty-one (21) days to consider this General Release (although I may choose to sign it earlier); (d) I have seven (7) days after I sign this General Release to revoke it; and (e) this General Release will not be effective until the date on which the revocation period has expired, which will be the eighth day after I sign this General Release, assuming I have returned it to the Company by such date.

Dated: ___________________________                                ___________________________